O S H K O S H    T R U C K    C O R P O R A T I O N

For more information contact:	Patrick Davidson
Vice President, Investor Relations
(920) 966-5939

OSHKOSH TRUCK REPORTS HIGHER SECOND QUARTER EPS OF $0.68

REPAID $221 MILLION OF DEBT

REPOSITIONS EUROPEAN REFUSE FOR IMPROVED RESULTS

INCREASES JLG OUTLOOK; AND REAFFIRMS FISCAL 2007 EPS ESTIMATE RANGE OF $3.15 — $3.25

OSHKOSH, WIS. (May 3, 2007) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported that, for its second quarter of fiscal 2007, earnings per share (“EPS”) were $0.68, on sales of $1.7 billion and net income of $50.9 million. These results compare with EPS of $0.67 on sales of $844.8 million and net income of $49.8 million for last year’s second quarter. Oshkosh’s EPS exceeded the Company’s most recent earnings estimate range for the quarter of $0.50 — $0.57 per share. Oshkosh also reaffirmed its estimated range of fiscal 2007 earnings per share of $3.15 — $3.25.

        Sales in the second quarter of fiscal 2007 nearly doubled, increasing 96.6 percent as compared to the second quarter of fiscal 2006. The recent acquisition of JLG Industries, Inc. (“JLG”) contributed sales of $707.9 million to the second quarter of fiscal 2007. Sales also grew in the Company’s fire and emergency and commercial segments, while the Company’s defense segment sales declined due to an anticipated decrease in parts and service sales.

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        Operating income increased 69.1 percent to $134.8 million, or 8.1 percent of sales. The Company’s access equipment segment contributed operating income of $53.2 million. Operating income grew at double-digit percentages in the fire and emergency and commercial segments, while the defense segment experienced a double-digit percentage decrease in operating income.

        Commenting on the results, Robert G. Bohn, chairman, president and chief executive officer, said, “We’re pleased with this most recent performance, and especially encouraged by the strength we continue to experience with JLG, which comprises our new access equipment segment. JLG is the latest and largest of Oshkosh Truck’s acquisitions, and is proving to be the strong and transformational business that we thought it would be. In addition to the solid results from JLG this quarter, we also increased our sales and earnings expectations for JLG for fiscal 2007 and now expect the acquisition to be approximately $0.25 — $0.35 accretive to earnings in fiscal 2007.”

        Bohn continued, “This quarter, we also had a number of other important developments for the business. We announced a major contract renewal in our defense business and the award of an initial contract for Mine Resistant Ambush Protected (“MRAP”) vehicles that could lead Oshkosh into a new product offering for the U.S. Department of Defense and allied nations. We believe we repositioned our European refuse operations for improved performance by commencing a plan to reduce the workforce, close a facility and relocate some fabrications to a lower-cost factory in Romania.

        “Also, our entire team contributed to deliver exceptional cash flow during the quarter. We reduced our debt by $221 million during the second quarter, achieving our fiscal 2007 debt reduction target six months early. And, we were able to re-price our $2.6 billion term loan B at a 25 basis point lower spread, which will lower our expected interest costs over the next several years,” concluded Bohn.

        Factors affecting second quarter results for the Company’s business segments included:

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        Access equipment—Access equipment segment sales were $707.9 million for the quarter, while operating income was $53.2 million, or 7.5 percent of sales. These results included charges totaling 3.5 percent of sales, consisting of $8.5 million related to the revaluation of inventory at the acquisition date of JLG and $16.1 million related primarily to recurring amortization of intangible and tangible assets established in the preliminary purchase accounting for the JLG acquisition. Sales reflected strong demand in Europe for all products and for aerial work platforms in North America, but the segment experienced softer demand for traditional telehandler business in North America. Sales for the segment were 19.6 percent higher in the quarter than sales for JLG as a stand-alone company for the same period last year. JLG was dilutive to EPS for the second quarter by $0.02 per share. The Company had previously estimated that JLG would be dilutive to second quarter EPS by $0.10 — $0.15 per share, but average borrowings during the quarter were lower than the Company’s previous estimates.

        Defense—Defense segment sales decreased 8.4 percent to $306.0 million for the quarter compared to the prior year’s second quarter due to a decrease in parts and service sales. Truck sales were up slightly versus the comparable prior year quarter.

        Operating income in the second quarter was down 19.8 percent to $52.8 million, or 17.3 percent of sales, compared to the prior year quarter operating income of $65.8 million, or 19.7 percent of sales. The decrease was primarily due to an unfavorable mix of truck sales and lower margins on the renewal of the Family of Heavy Tactical Vehicles contract.

        Fire and emergency—Fire and emergency segment sales increased 32.9 percent to $294.2 million for the quarter compared to the prior year quarter. Operating income was up 54.6 percent to $27.6 million, or 9.4 percent of sales, compared to the prior year quarter operating income of $17.9 million, or 8.1 percent of sales. The acquisition of Oshkosh Specialty Vehicles (“OSV”) contributed sales and operating income totaling $35.8 million and $2.2 million, respectively, in the quarter. OSV results included a charge of $1.6 million related to the revaluation of inventory at the acquisition date of OSV. The 16.8 percent increase in sales for other businesses in the segment reflected double-digit percentage increases in sales of fire apparatus, towing products and airport products. In the second quarter of the prior year, two separate supplier component issues precluded revenue recognition of 70 fire trucks involving sales of $13.6 million and operating income of $2.0 million. The operating income margin for the segment increased largely due to improved margins at the Company’s domestic fire apparatus business as a result of ongoing cost reduction initiatives.

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        Commercial—Commercial segment sales increased 20.9 percent to $361.9 million in the second quarter compared to the prior year quarter. Operating income increased 44.3 percent to $22.1 million, or 6.1 percent of sales, compared to $15.3 million, or 5.1 percent of sales, in the prior year quarter. The acquisition of Iowa Mold Tooling Co., Inc. (“IMT”) contributed sales and operating income totaling $28.8 million and $3.9 million, respectively, in the quarter. The 11.2 percent increase in sales for other businesses in the segment was largely driven by higher unit sales volume at the Company’s domestic operations involving sales of chassis with 2006 diesel engines, which more than offset lower sales at the Company’s European refuse business. The increase in operating income for these businesses was largely due to higher pricing and higher production volumes in North America offset in part by a loss sustained at the Company’s European refuse operations. The Company’s European refuse operations had an operating loss of $6.2 million in the second quarter of fiscal 2007 compared with operating income of $1.6 million in the second quarter of fiscal 2006. The operating loss resulted from charges totaling $4.9 million for workforce reductions and other adjustments and lower unit volumes.

        Corporate and other— Operating expenses and inter-segment profit elimination increased $1.6 million to $20.9 million. The increase in the second quarter was largely due to higher personnel costs and integration costs associated with the acquisition of JLG. Interest expense net of interest income for the quarter increased $61.2 million to $61.0 million compared to the prior year quarter. Higher interest costs were due to additional acquisition-related debt primarily for the acquisition of JLG.

        The provision for income taxes in the second quarter decreased to 36.0 percent of pre-tax income compared to 38.0 percent of pre-tax income in the prior year quarter. The lower effective tax rate reflected the impacts of the JLG acquisition and the reinstatement of the federal research and development tax credit.

        Equity in earnings of unconsolidated affiliates increased to $2.9 million during the second quarter compared to $0.4 million in the prior year quarter due to improved performance of an affiliate in Mexico and the addition of a joint venture in Europe which was acquired in the acquisition of JLG.

        Total debt decreased $220.7 million during the second quarter to $3.1 billion at March 31, 2007 as compared to $3.3 billion at December 31, 2006 due primarily to the repayment of the revolving line of credit as a result of the receipt of customer advances.

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Six-month Results

        The Company reported that earnings per share decreased 11.5 percent to $1.23 per share for the first six months of fiscal 2007 on sales of $2.7 billion and net income of $92.1 million compared to $1.39 per share for the first six months of fiscal 2006 on sales of $1.6 billion and net income of $102.9 million. The JLG acquisition contributed significantly to both the increase in sales and decrease in net income compared to the prior year. Due to the impact of certain purchase accounting adjustments and the closing of the JLG acquisition during the seasonally slow holiday period, the acquisition of JLG was dilutive to EPS for the first six months of fiscal 2007 by $0.15 per share. Lower defense sales and operating income, due to an adverse truck product mix and lower parts and service sales, also contributed to the decline in EPS for the first half of fiscal 2007.

        Operating income increased 31.0 percent to $218.4 million, or 8.2 percent of sales, in the first six months of fiscal 2007 compared to $166.7 million, or 10.2 percent of sales, in the first six months of fiscal 2006. The increase in operating income compared to the prior year was driven primarily by the JLG acquisition.

Fiscal 2007 Estimates

        The Company reaffirmed its estimated range of fiscal 2007 earnings per share to be between $3.15 and $3.25 per share compared to $2.76 per share in fiscal 2006. This estimate range reflects the Company’s better than anticipated financial performance during the second quarter of fiscal 2007, and that the Company now expects $50 million of lower defense parts and service sales in the second half of fiscal 2007 as a service contract was awarded to the Company later than anticipated. The estimate range also recognizes the challenges the Company expects to face throughout the balance of fiscal 2007. The Company expects its earnings per share in the third quarter of fiscal 2007 to be between $0.90 and $0.95 per share compared to $0.72 per share in the third quarter of fiscal 2006 due to a shift in defense sales from the first to the second half of the fiscal year, and as JLG is expected to be $ 0.20 to $0.25 per share accretive to earnings in the third quarter.

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Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, unchanged from the immediately preceding quarter, will be payable May 25, 2007, to shareholders of record as of May 17, 2007.

        The Company will comment on second quarter earnings and expectations for the remainder of fiscal 2007 during a conference call at 9:00 a.m. Eastern Daylight Time this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. Eastern Daylight Time this morning. The call will be webcast simultaneously over the Internet. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for twelve months at this website.

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, military, commercial and fire and emergency vehicles and vehicle bodies. Oshkosh’s products are valued worldwide by rental and construction companies, defense forces, fire and emergency units, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,”“estimate,” “anticipate,” “believe,” “should,”“project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the challenges of integrating the acquired JLG, OSV and IMT businesses; the consequences of financial leverage associated with the JLG acquisition; the Company’s ability to turn around its Geesink Norba Group and Medtec businesses; the cyclical nature of the Company’s access equipment, commercial and fire and emergency markets; risks related to reductions in government expenditures and the uncertainty of government contracts; the availability of defense truck carcasses for remanufacturing; risks associated with international operations and sales, including foreign currency fluctuations; and risks related to the collectibility of access equipment receivables. In addition, the Company’s expectations for fiscal 2007 are based in part on certain assumptions made by the Company, including without limitation, those relating to the Company’s ability to integrate JLG, OSV and IMT and achieve targeted sales, operating income and synergies for each acquisition; the Company’s estimates of non-cash purchase accounting adjustments relating to the JLG acquisition; the Company’s ability to turn around the Geesink Norba Group and Medtec businesses sufficiently to support their current valuations resulting in no impairment charges; the Company’s ability to adjust its operating expenses in certain of its businesses due to anticipated lower industry demand in the second half of fiscal 2007 resulting from changes to diesel engine emissions standards effective January 1, 2007; the Company’s estimates for the level of concrete placement activity, housing starts, non-residential construction spending and mortgage rates; the performance of the U.S. and European economies generally; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies, in particular at JLG, McNeilus, the Geesink Norba Group and Medtec; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the Medium Tactical Vehicle Replacement follow-on contract, the Logistics Vehicle System Replacement contract, the Mine Resistant Ambush Protected vehicle contract and international defense truck contracts; the expected level and timing of U.S. Department of Defense procurement of replacement parts and services and funding thereof; the Company’s ability to increase production of defense trucks to planned levels for the second half of fiscal 2007; the Company’s estimates for capital expenditures of rental and construction companies for JLG’s products, of municipalities for fire and emergency and refuse products, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; the Company’s planned spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; anticipated levels of capital expenditures; the Company’s estimates for costs relating to litigation, product warranty, product liability, insurance, stock options and restricted stock awards, bad debts, personnel and raw materials; the Company’s estimates for debt levels, interest rates, working capital needs and effective tax rates; and that the Company does not complete any further acquisitions in the short term. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

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OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
	(In millions, except share and per share amounts)
Net sales	$1,660.7	$844.8	$2,667.5	$1,635.1
Cost of sales	1,386.4	695.4	2,220.5	1,336.8

Gross income	274.3	149.4	447.0	298.3
Operating expenses:
Selling, general and administrative	120.8	67.8	202.8	127.8
Amortization of purchased intangibles	18.7	1.9	25.8	3.8

Total operating expenses	139.5	69.7	228.6	131.6

Operating income	134.8	79.7	218.4	166.7
Other income (expense):
Interest expense	(63.1)	(1.2)	(83.9)	(2.9)
Interest income	2.1	1.4	2.8	2.8
Miscellaneous, net	0.8	(0.2)	0.5	(0.4)

	(60.2)	--	(80.6)	(0.5)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	74.6	79.7	137.8	166.2
Provision for income taxes	26.8	30.3	49.6	64.0

Income before equity in earnings of
unconsolidated affiliates and
minority interest	47.8	49.4	88.2	102.2
Equity in earnings of unconsolidated
affiliates, net of income taxes	2.9	0.4	3.9	1.0
Minority interest, net of income taxes	0.2	--	--	(0.3)

Net income	$50.9	$49.8	$92.1	$102.9

Earnings per share
Basic	$0.69	$0.68	$1.25	$1.41
Diluted	$0.68	$0.67	$1.23	$1.39
Basic weighted average shares outstanding	73,536	73,174	73,444	73,111
Effect of dilutive securities:
Stock options and incentive
compensation awards	1,236	1,233	1,242	1,172

Diluted weighted average shares outstanding	74,772	74,407	74,686	74,283

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OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2007	September 30, 2006
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$46.8	$22.0
Receivables, net	831.8	317.9
Inventories, net	1,041.5	589.8
Deferred income taxes	76.0	53.2
Other current assets	56.9	20.5

Total current assets	2,053.0	1,003.4
Investment in unconsolidated affiliates	27.1	19.3
Property, plant and equipment	633.8	416.8
Less accumulated depreciation	(210.3)	(184.9)

Property, plant and equipment, net	423.5	231.9
Goodwill, net	2,419.8	558.7
Purchased intangible assets, net	1,182.1	219.2
Other long-term assets	157.6	78.4

Total assets	$6,263.1	$2,110.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities
of long-term debt	$97.8	$87.5
Accounts payable	560.7	236.5
Customer advances	424.1	266.7
Floor plan notes payable	55.6	48.4
Payroll-related obligations	88.9	59.4
Income taxes payable	23.2	12.8
Other current liabilities	275.1	170.7

Total current liabilities	1,525.4	882.0
Long-term debt, less current maturities	3,014.2	2.2
Deferred income taxes	431.1	100.0
Other long-term liabilities	118.6	61.0
Commitments and contingencies
Minority interest	3.9	3.8
Shareholders’ equity	1,169.9	1,061.9

Total liabilities and shareholders’ equity	$6,263.1	$2,110.9

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OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31,
	2007	2006
	(In millions)
Operating activities:
Net income	$92.1	$102.9
Non-cash and other adjustments	52.2	19.7
Changes in operating assets and liabilities	101.1	(113.5)

Net cash provided by operating activities	245.4	9.1
Investing activities:
Acquisition of businesses, net of cash acquired	(3,140.4)	--
Additions to property, plant and equipment	(26.2)	(30.6)
Additions to equipment held for rental	(14.6)	--
Proceeds from sale of property, plant and equipment	0.5	0.1
Proceeds from sale of equipment held for rental	1.8	--
Distribution of capital from unconsolidated affiliates	1.5	--
Decrease in other long-term assets	0.4	--

Net cash used by investing activities	(3,177.0)	(30.5)
Financing activities:
Issuance of long-term debt	3,100.0	--
Debt issuance costs	(34.9)	--
Repayment of long-term debt	(19.5)	(0.2)
Net (repayments) borrowings under revolving credit facility	(81.8)	0.3
Proceeds from exercise of stock options	4.0	2.5
Excess tax benefits from stock-based compensation	3.4	2.7
Dividends paid	(14.8)	(12.3)

Net cash provided (used) by financing activities	2,956.4	(7.0)
Effect of exchange rate changes on cash	--	(0.3)

Increase (decrease) in cash and cash equivalents	24.8	(28.7)
Cash and cash equivalents at beginning of period	22.0	127.5

Cash and cash equivalents at end of period	$46.8	$98.8

Supplementary disclosure:
Depreciation and amortization	$55.8	$17.4

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OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
	(In millions)
Net sales to unaffiliated customers:
Access equipment	$707.9	$--	$825.6	$--
Defense	306.0	334.2	617.7	697.3
Fire and emergency	294.2	221.3	560.2	437.7
Commercial	361.9	299.5	680.9	520.7
Intersegment eliminations	(9.3)	(10.2)	(16.9)	(20.6)

Consolidated	$1,660.7	$844.8	$2,667.5	$1,635.1

Operating income (loss):
Access equipment	$53.2	$--	$55.6	$--
Defense	52.8	65.8	107.4	138.4
Fire and emergency	27.6	17.9	52.2	38.8
Commercial	22.1	15.3	42.9	23.6
Corporate and other	(20.9)	(19.3)	(39.7)	(34.1)

Consolidated	$134.8	$79.7	$218.4	$166.7

Period-end backlog:
Access equipment			$1,289.5	$--
Defense			1,726.1	1,182.2
Fire and emergency			637.0	569.3
Commercial			296.6	430.3

Consolidated			$3,949.2	$2,181.8

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